Exhibit 10.44

EXHIBIT A

THE PRINCETON REVIEW BONUS POLICY

CALENDAR YEAR 2006

This document outlines the bonus policy and structure for The Princeton Review, Inc. (the “Company”) G-0 Employees, and it shall be incorporated into, and be deemed a part of, the employee’s Executive Compensation Policy Statement,

The bonus calculations are a direct reflection of the Company/division’s results and the EVP’s contribution to our annual financial success.  This two-part structure is intended to accomplish the following: (1) the Company and division must meet or exceed its goals in order to trigger bonus payments, and (2) individuals must meet or exceed their goals in order to share in the bonus program.

The Bonus Process

By the end of March, G-0 Employees will receive the bonus plan that will be in effect for that calendar year.  The plan will state the components that factor into the bonus. Specific financial or quality goals will be distributed only once the numbers for the previous year have been tabulated and released.  The maximum bonus amount G-0 employees can earn depends on their respective Employment Agreement.

Each plan will be approved by the President and submitted to Human Resources.  Bonuses are distributed annually, after the Company’s financial statements have been finalized for the year.  Bonuses are based on The Princeton Review’s performance for the year and are not guaranteed.

Every employee will receive performance evaluations twice a year.  No bonuses will be approved or processed until the manager completes the review and files the appropriate paperwork with HR.  Managers will NOT be given their raises, bonuses, or options until they have completed the performance evaluations for their staff.  Unless approved by HR and the President in advance, those managers’ raises and option grants will not be backdated.

Critical Factors behind the Bonus Plan

Divisional and Company Financial and Quality Performance

The plan is primarily based on factors that drive the business; payment of bonuses is based on the overall performance of The Princeton Review and the contribution of each employee to its success.

The financial and quality bonus goals (often called matrices) for each department and/or division is set by the divisional EVP and approved by the President and for Executive Officers the Compensation Committee by the end of March each year.  The President will set the bonus matrix for the overall Company performance.  These targets reflect the goals of the organization that each person impacts in some way.  All employees have financial, customer satisfaction and personal components in their bonus.

The bonus components and weighting for G-0 employees are listed in the chart, below.   While these are expected percentages, the numbers may be changed at the discretion of The Compensation Committee:

Job Category	Max. Bonus as% of salary	Minimum Goal Parameters

		Operating Division		Service Division

G-0	Plug in% based on Exec Comp Agreement	50%	Divisional/Departmental Financial Performance	30%	Divisional Financial Performance (equally distributed)
		10%	Company Financial Performance	20%	Company Financial Performance
		15%	Customer Satisfaction/Quality Metrics	20%	Customer Satisfaction/Quality Metrics
		25%	Job Specific Objectives	30%	Job Specific Objectives

Personal Performance

We’ve allocated a minimum of 25% of the full-year review rating to personal performance (as indicated in the above chart).  Simply put, your performance will be the only factor in determining approx. a quarter of your bonus, regardless of how the Company fares overall.

At reviews, Divisional EVPs will receive performance ratings using the following scale: Exceeds Expectations, Accomplished Goals, Requires Improvement, and Fails to Meet Expectations.  EVPs will be rated on the specific goals outlined for them in previous review sessions and will be given an overall rating based on their aggregate performance.  The following are the descriptions for each rating and guidelines for the percentage credit EVPs will receive for personal objectives achieved for each performance level.

Ratings for Job Specific Objectives:		Estimated Payout for Job Specific Objectives:

Exceeds Expectations		90%-100%
•	Produced exceptional work on this objective
•	Quality of work exceeds expectations and sets new standards of excellence
•	Required little to no direction or guidance for work on this objective.
•	Objective completed ahead of schedule and better than budget.
Accomplished Goals		50%-75%
•	Expected results produced and some expectations were exceeded
•	Required minimal guidance and direction
•	Objective was completed both on time and on budget.
Requires Improvements to Meet Expectations		0%-25%
•	Quality of work on objective did not meet expectations
•	Required above average levels of guidance and direction.
•	Objective was not completed on time or was not on budget.
Fails To Meet Expectations		0%
•	Acceptable results we not produced
•	Unable to complete project without exceptional levels of guidance and direction.

Rules of the Game

Unless otherwise noted in your Employment Agreement and/or Executive Compensation Policy Statement, the following rules will apply:

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Employees must still be with the company when bonuses are paid to receive the bonus.  An employee who is on an approved leave of absence (medical, military service, etc.) during the bonus period, will receive a pro-rated bonus that reflects the amount of time actively at work during that bonus period.

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Employees who are promoted prior to August 1 to a higher job category will be eligible for the higher bonus potential (if applicable).  Bonuses for employees promoted after August 1 will be considered at the original category.

	•	Bonuses for employees who start prior to October 1st shall be pro-rated based on the time they are with the company in the bonus year.
	•	Divisional/Departmental bonus plan goals will be established by the end of March of each year.
	•	Raises will be processed no earlier than March 10, retroactive to February 14.
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We may not be able to announce our annual financial performance until after our Q4 conference call with the Wall Street financial analysts.  As such, announcement and/or payments of financial bonuses may be delayed until after the release of our financial performance.

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Financial performance of the overall Company depends directly on our divisions and departments and could make for difficult choices if one or more of them does not deliver its promises.  Should a division or department fall short of its budgeted bottom-line enough to significantly affect the entire Company, bonuses may be lowered or eliminated for employees in that division or department at the discretion of the CEO or President.

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In times of poor financial health or extremely poor financial performance, bonuses based on non-financial components may be lowered.  This would only be done at the urging of the Board of Directors, and would affect every employee in the Company by an equal percentage.

	•	This bonus policy is not a contract and may be modified at any time by the Company. Employees will be notified of any changes in the event that they are made.
This bonus agreement supercedes any prior understandings or promises regarding bonuses.
	•	For Executive Officers, all bonus awards and the final determination of goals must be approved by the Compensation Committee.